EXHIBIT (32.2)
Certification of Periodic Financial Reports
Pursuant to 18 U.S.C. Section 1350
as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
The undersigned hereby certifies that he is the duly appointed and acting Chief Financial Officer of Skyline Corporation, and hereby further certifies as follows:
1.	The periodic report containing financial statements to which this certificate is an exhibit fully complies with the requirements of Section 13(a) or 15 (d) of the Securities Exchange Act of 1934.

2.	The information contained in the periodic report to which this certificate is an exhibit fairly presents, in all material respects, the financial condition and results of operations of the Corporation.
In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date: April 7, 2006	/s/ James R. Weigand

James R. Weigand
Chief Financial Officer

24